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                                                                     Exhibit 4.2


                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VEECO INSTRUMENTS INC.


      It is hereby certified that:

      1. The name of the corporation is Veeco Instruments Inc. (the "Corporation").

      2. Article 4 of the amended and restated certificate of incorporation of the Corporation, as amended to date (the "Certificate of Incorporation"), is hereby amended to read in its entirety as follows:

                  "4. The Corporation shall have authority to issue a total of
            40,500,000 shares, to be divided into 40,000,000 shares of common stock with a par value of $0.01 per share and 500,000 shares of preferred stock with a par value of $0.01 per share.

      3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated:  May 5, 2000


                                          VEECO INSTRUMENTS INC.


                                          By:  /s/ Gregory A. Robbins
                                             -----------------------------------
                                          Name:   Gregory A. Robbins
                                          Title:  Vice President and General
                                                  Counsel